Exhibit 99.1

UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL INFORMATION

On November 9, 2007, Finlay Fine Jewelry Corporation, a wholly-owned subsidiary of Finlay Enterprises, Inc. (the “Company”, the “Registrant”, “we”, “us” and “our”), acquired certain assets and assumed certain liabilities of Zale Corporation’s Bailey Banks & Biddle division, a chain of 70 stand-alone retail stores in 24 states with a focus on the luxury market, offering jewelry and watches under high-end name brands.

The asset purchase price of $200 million was financed through a new $550 million five-year revolving credit facility provided by General Electric Capital Corporation, as agent and lender, which replaced the Company’s existing credit facility. On November 20, 2007, a post closing inventory adjustment of approximately $26 million was financed through the new revolving credit facility.

The following unaudited pro forma balance sheet and the pro forma statements of operations were derived by adjusting the applicable historical financial statements. Our management believes that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma financial statements are presented for information purposes only and do not purport to be indicative of the actual financial position or results of operations of the Company had such transactions actually been consummated on such dates, or of the future financial position or results of operations of the Company which may result from the consummation of such transactions. The retail business is seasonal in nature with a higher proportion of sales and earnings usually being generated in the months of November and December than in other periods. Because of this seasonality and other factors, results of operations for an interim period are not necessarily indicative of results of operations for an entire fiscal year.

The accompanying unaudited pro forma combined condensed balance sheet of the Company as of November 3, 2007 is presented as if the acquisition had occurred on November 3, 2007. The accompanying unaudited pro forma combined condensed statements of operations of the Company for the fiscal year ended February 3, 2007 and for the thirty-nine weeks ended November 3, 2007 are presented as if the transactions had occurred on January 29, 2006 and February 4, 2007, respectively.

The following is a brief description of the amounts recorded under each of the column headings in the unaudited pro forma combined condensed balance sheet and the unaudited pro forma combined condensed statements of operations:

Historical Finlay Enterprises, Inc.
The Company’s historical financial position as of November 3, 2007 and historical operating results for the thirty-nine weeks ended November 3, 2007 were derived from the Company’s unaudited interim financial statements, excluding discontinued operations, net of tax, relating to the 2007 closing of certain departments within the Company’s department store based fine jewelry business. The Company’s historical operating results for the fiscal year ended February 3, 2007 were derived from the Company’s audited financial statements for the fiscal year ended February 3, 2007, excluding discontinued operations, net of tax, relating to the 2006 closing of certain departments within the Company’s department store based fine jewelry business.

Historical Bailey Banks & Biddle
Bailey Banks & Biddle’s historical financial position as of October 31, 2007 and historical operating results for the nine months ended October 31, 2007 and for the year ended January 31, 2007 were derived from the Bailey Banks & Biddle unaudited interim financial statements.

Pro Forma Adjustments
The Pro Forma Adjustments column primarily represents preliminary purchase accounting and other pro forma adjustments to reflect the consummation of the Bailey Banks & Biddle acquisition. The allocation of the purchase price paid by the Company to reflect the assets acquired and liabilities assumed, was based on the fair values of such assets and liabilities pursuant to the guidance in FASB Statement No. 141, “Business Combinations”. The allocation of purchase price is based on a preliminary estimate and is subject to change based on the completion of a third-party valuation analysis.

FINLAY ENTERPRISES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
November 3, 2007
(Dollars in thousands)

	Historical	Historical			Pro Forma
	Finlay	Bailey Banks	Pro Forma		Finlay
	Enterprises, Inc.	& Biddle	Adjustments		Enterprises, Inc.

ASSETS

Current assets:
Cash and cash equivalents	$2,905	$41	$-		$2,946
Accounts receivable	25,422	-	-		25,422
Other receivables	1,923	-	-		1,923
Merchandise inventories	458,263	201,002	(7,488	) (a)	651,777
Prepaid expenses and other	5,044	473	-		5,517
Total current assets	493,557	201,516	(7,488)		687,585

Fixed assets, net	53,950	27,593	(11,721	) (a)	69,822

Deferred charges and other assets, net	11,560	-	10,530	(a)
			978	(a)
			78	(a)
			5,741	(e)	28,887
Goodwill	3,009	-	-		3,009
Total assets	$562,076	$229,109	$(1,882)		$789,303

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$124,572	$-	$211,136	(b)	$335,708
Accounts payable - trade	72,807	-	12,000	(c)	84,807
Accrued liabilities	54,589	1,932	1,719	(d)	58,240
Income taxes payable	1,255	-	-		1,255
Total current liabilities	253,223	1,932	224,855		480,010
Long-term debt	200,000	-	-		200,000
Deferred income taxes	6,332	-	-		6,332
Other non-current liabilities	2,567	-	1,661	(a)	4,228
Total liabilities	462,122	1,932	226,516		690,570
Total stockholders' equity	99,954	227,177	(228,398	) (f)	98,733
Total liabilities and stockholders' equity	$562,076	$229,109	$(1,882)		$789,303

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

FINLAY ENTERPRISES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the Fiscal Year Ended February 3, 2007
(in thousands, except share and per share data)

	Historical	Historical			Pro Forma
	Finlay	Bailey Banks	Pro Forma		Finlay
	Enterprises, Inc.	& Biddle	Adjustments		Enterprises, Inc.

Sales	$761,795	$283,726	$-		$1,045,521
Cost of sales	402,915	164,481	-		567,396
Gross margin	358,880	119,245	-		478,125
Selling, general and administrative expenses	331,261	109,026	(32	) (g)	440,255
Depreciation and amortization	15,137	5,203	(5,203	) (h)
			2,661	(h)	17,798
Income from operations	12,482	5,016	2,574		20,072
Interest expense, net	23,501	-	15,816	(i)	39,317

Income (loss) from operations before income taxes	(11,019)	5,016	(13,242)		(19,245)
Provision (benefit) for income taxes	(4,637)	2,172	(5,363	) (j)	(7,828)
Net income (loss)	$(6,382)	$2,844	$(7,879)		$(11,417)

Net loss per share applicable to common shares:
Basic net loss per share	$(0.71)				$(1.27)
Diluted net loss per share	$(0.71)				$(1.27)

Weighted average shares and share equivalents outstanding:
Basic	9,016,730				9,016,730
Diluted	9,016,730				9,016,730

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

FINLAY ENTERPRISES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the Thirty-Nine Weeks Ended November 3, 2007
(in thousands, except share and per share data)

	Historical	Historical			Pro Forma
	Finlay	Bailey Banks	Pro Forma		Finlay
	Enterprises, Inc.	& Biddle	Adjustments		Enterprises, Inc.

Sales	$452,793	$172,239	$-		$625,032
Cost of sales	244,079	97,288	-		341,367
Gross margin	208,714	74,951	-		283,665
Selling, general and administrative expenses	217,186	74,762	(24	) (g)	291,924
Depreciation and amortization	10,858	4,087	(4,087	) (h)
			1,996	(h)	12,854
Income (loss) from operations	(19,330)	(3,898)	2,115		(21,113)
Interest expense, net	19,253	-	11,836	(i)	31,089

Loss from operations before income taxes	(38,583)	(3,898)	(9,721)		(52,202)
Benefit for income taxes	(14,854)	(1,559)	(3,937	) (j)	(20,350)
Net loss	$(23,729)	$(2,339)	$(5,784)		$(31,852)

Net loss per share applicable to common shares:
Basic net loss per share	$(2.61)				$(3.50)
Diluted net loss per share	$(2.61)				$(3.50)

Weighted average shares and share equivalents outstanding:
Basic	9,088,943				9,088,943
Diluted	9,088,943				9,088,943

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

Notes to Unaudited Pro Forma Combined Condensed Balance Sheet

The following is a description of the pro forma adjustments reflected in the unaudited pro forma combined condensed balance sheet:

(a)	Reflects the purchase accounting adjustments to carrying value for the preliminary fair value analysis of assets acquired and liabilities assumed. The amounts are as follows (in thousands):

Pro Forma Adjustment
Merchandise inventories	$(7,488)
Fixed assets	(8,463)
Tradename	10,530
Favorable leases	978
Customer list	78
Unfavorable leases	1,661

Additionally, an adjustment to reduce fixed assets for $3.3 million has been reflected primarily for assets not purchased.

(b)	Reflects financing for the purchase price of $200 million plus transaction expenses of $4.2 million as well as $6.9 million for deferred financing costs relating to the new $550 million facility.

(c)
Reflects the purchase price adjustment for inventory as per the provisions of the asset purchase agreement, which payment is required to the extent that inventory exceeds $189 million. Note that based on the closing date of November 9, 2007, $26 million was paid in November 2007.

(d)
Reflects additional liabilities assumed that are not reflected on Bailey Banks & Biddle’s historical financial statements. These amounts relate to the reimbursement to Zale Corporation of approximately $1.4 million in severance to certain associates and the assumption of certain customer service liabilities.

(e)
Reflects the elimination of unamortized deferred financing costs under the Company’s former $225 million line of credit totaling $1.2 million and the deferral of financing costs under the Company’s new $550 million line of credit totaling $6.9 million.

(f)	Reflects the elimination of Bailey Banks & Biddle’s historical stockholders’ equity balance as well as the write off of $1.2 million of unamortized deferred financing costs.

Notes to Unaudited Pro Forma Combined Condensed Statements of Operations

The following is a description of the pro forma adjustments reflected in the unaudited pro forma combined condensed statement of operations:

(g)	Reflects the adjustment to selling, general and administrative expenses, specifically rent expense, for the amortization of favorable and unfavorable leases as follows (in thousands):

Description	Fair Value	Estimated Life (in years)	For the Fiscal Year Ended February 3, 2007	For the Thirty-Nine Weeks Ended November 3, 2007
Favorable leases	$978	6	$164	$123
Unfavorable leases	1,661	8	(196)	(147)
Total			$(32)	$(24)

(h)
Reflects the impact of eliminating Bailey Banks & Biddle’s historical depreciation and amortization and recording the Company’s depreciation and amortization based on the fair value of tangible and intangible assets acquired. The Company’s depreciation and amortization expense is as follows (in thousands):

Description	Fair Value of Asset	Estimated Life (in years)	For the Fiscal Year Ended February 3, 2007	For the Thirty-Nine Weeks Ended November 3, 2007
Customer lists	$78	5	$16	$12
Fixed assets	15,872	6	2,645	1,984
Tradename	10,530	Indefinite	-	-
Subtotal			$2,661	$1,996

(i)
Reflects the Company’s interest expense under its revolving credit facility as if the new $550 million facility had been in place for the respective periods and utilizes the current interest rates as of November 9, 2007. The Company’s historical interest expense has been eliminated and restated using the terms of the new revolver. Additionally, interest expense on the funds required to finance the acquisition have been added at the interest rates of the new revolving credit facility. Also reflects the amortization of the new deferred financing costs and the elimination of the amortization of prior deferred financing costs. A 1/8% change in interest rates would increase or decrease pro forma interest expense by approximately $0.4 million and $0.3 million for the fiscal year ended February 3, 2007 and the thirty-nine weeks ended November 3, 2007, respectively.

(j)	Reflects the tax effect of the pro forma adjustments recorded at an estimated statutory rate of 40.5%.